EXHIBIT 99.1

Letter to Shareholders:

At this early stage in our growth we are a small player in a land of giants. While being small has many disadvantages, it has also benefited us by requiring that we develop better products and operate more nimbly than the proverbial "600-pound gorillas" with which we compete. Taking market share from entrenched competitors of long standing is never easy and demands demonstrable product superiority, innovation and superior customer service. Satisfying those objectives has enabled us to make excellent progress in penetrating the nursing home market -- in fact, we ended the year with about 15% of facilities using, or in trial on, Pro-Stat and about 10% market share, up from about 1% in January, 2004. At this midway point of the third year since our national launch we are ahead of schedule to achieve 20% market penetration by the end of calendar 2006. As pleased as we are with these results, we also recognize that we have barely scratched the surface of the opportunities available to us. Approximately 90% of our market remains untapped, providing the potential for far greater sales and profits in the future. Our results to date, therefore, are at best reflective of what Winston Churchill famously described as "not the end, not even the beginning of the end, but, perhaps, the end of the beginning".

Mindful of that perspective, I am nonetheless pleased to report that fiscal 2006 was another very good year for our small company. Some of the highlights include:


     o Strong acceptance of our proprietary products resulting in an 82% increase in branded product sales.

     o Approximately 1565 additional nursing homes and clinics started using our Pro-Stat(R) line of hydrolyzed, liquid protein.

     o Our share of the institutional protein supplement market grew to approximately 10%, and Pro-Stat's efficacy and ease of use seem to be contributing to an expansion in the overall size of the market.

     o   Gross margin remained strong, increasing to 51.8%.

     o We turned the corner on profitability, recording income from operations of $511,700.

     o   Cash flow was positive in every quarter.

     o We completed the development of Pro-Stat (R)Advanced Wound Care Formula and Fiber-Stat(TM) laxation liquid with FOS, both of which we expect to contribute to sales in future periods.
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Despite the rapid growth in sales and customers, our operating discipline remains good. We turned our inventory 19 times, made 96% of branded product shipments within 8 business hours after receipt of order, ended the year with 99% of our receivables within 30 days of current, generated positive cash flow and ended the year with plenty of cash on hand. This would not have been possible without the exceptional efforts of every member of our growing team.


Outlook for Fiscal Year 2007:

We expect our sales of branded products to continue growing at a rapid rate as a result of the expansion of our sales force, new products, the addition of new users and a maturing base of existing customers. In addition, the following events during the first six months of the current year have significant implications for our future.

     o We have materially strengthened our sales and marketing team with the first quarter additions of Sue Vantine, National Field Manager, and John Gallogly, National Accounts Manager. Both Sue and John bring a wealth of valuable experience to the Company and we enthusiastically anticipate the positive contributions they will make.

     o A controlled, clinical trial on Pro-Stat(R) was published in the March, 2006 edition of the peer-reviewed journal Advances in Skin and Wound Care. The trial, which was conducted in 23 nursing homes in four states, reported 96% greater pressure ulcer healing among subjects receiving standard care plus Pro-Stat(R) compared to a control group receiving standard care plus a placebo.

     o On April 14, 2006, we concluded the acceleration of our Class A and B Warrants, which were exercised 100% and 99% respectively. Net proceeds from the warrant exercises were approximately $3,900,000, contributing to an increase in the Company's cash on hand to approximately $6,300,000 as of April 31, 2006.

     o Between April and July, 2006, most of our remaining convertible debt matures. Assuming no significant reduction in the price of our common stock, we expect substantially all of this debt to convert, resulting in the elimination of most of the company's debt.

     o At the beginning of May, 2006, the Ross Products Division of Abbott Laboratories, Inc., one of those "600-pound gorillas" I referenced earlier, announced the discontinuance of their ProMod(R) protein powder. ProMod(R) has been a leading protein supplement in nursing homes with a market share estimated to be over 50% as of January, 2006.
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In addition to the revenue gains available to us from increased market penetration, our primary customers are supported by strong demographic trends. The projected growth in the elderly population should contribute to increased demand for elder care - the primary market for the Pro-Stat(R) and Fiber -Stat(TM) lines.

Each of our employees joins me in thanking you for your continuing support and pledges to do his or her utmost to reward your confidence in us. We look forward to the future with great anticipation.


Sincerely,

/s/ FRANK NEWMAN
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Francis A. Newman
Chairman and Chief Executive Officer

May 9, 2006